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                     July 28, 2022

       Johnny Cheng
       Chief Financial Officer
       HUTCHMED (China) Ltd
       Level 18, The Metropolis Tower
       10 Metropolis Drive
       Hunghom, Kowloon
       Hong Kong

                                                        Re: HUTCHMED (China)
Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed June 8, 2022
                                                            File No. 001-37710

       Dear Mr. Cheng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences